Exhibit 99.2

Table of Contents

Call Participants	2
Presentation	3
Question and Answer	9

Call Participants

EXECUTIVES

Ann Hand

CEO, President & Chair of the Board

Clayton J. Haynes

Chief Financial Officer

ANALYSTS

Jack Vander Aarde

Maxim Group LLC, Research Division

Scott Christian Buck

H.C. Wainwright & Co, LLC, Research Division

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss Super

League Gaming's financial results for the first quarter ended March 31, 2022. Joining us today are Super League's President and CEO, Ann Hand; and CFO, Clayton Haynes. [Operator Instructions]

Before we go further, please take note of the company's safe harbor statement within the meaning of the Private Securities Litigation Reform Act of 1995. This statement provides important cautions regarding forward-looking statements. The company's remarks during today's conference call will include forwardlooking statements. These statements, along with other information presented that does not reflect historical facts, are subject to a number of risks and uncertainties. Actual results may differ materially from those implied by these forward-looking statements. Please refer to the company's recent earnings release and to the company's reports filed with the Securities and Exchange Commission for more information about the risks and uncertainties that could cause actual results to differ.

I would like to remind everyone that this call will be available for replay through 8 p.m. Eastern Time on May 23, 2022, starting at 8:00 p.m. Eastern Time tonight. A webcast replay will also be available via the link provided in today's press release as well as on the company's website at www.superleague.com.

Now I would like to turn the call over to the President and CEO of Super League Gaming, Ann Hand. Ann?

Ann Hand

CEO, President & Chair of the Board

Thank you, Ashley, and good afternoon to everyone. Thank you all for joining us today. We have a lot of great news to report. As I've mentioned, I enjoy the exercise of writing each quarter's earnings script as it provides a moment to pause and reflect on what we've accomplished and equally ask ourselves how we can supercharge our performance delivery going forward. It's our quarterly report card, so let's jump in.

To start, we delivered $3.8 million in revenue in Q1, higher than consensus expectations and a new record high for our first quarter and higher than our internal plan. Our strong results, both financially and operationally, have set a solid foundation for the rest of 2022 as we continue to strengthen our leading position in connecting advertisers to young gaming audiences through our universe of metaverse games and content channels.

It bears repeating that the metaverse is not something we recently pivoted towards. We've been in the gaming metaverse for 8 years. It's where we live and where we have built success for ourselves and for brands and our partner creators.

81% of Gen Z say gaming is their favorite activity. This is where advertisers need to be because this is where kids are. They're gaming. With metaverse games existing for over a decade, it's not a theoretical concept. In fact, as category -- as a category, it's projected to be a $413 billion industry by 2024.

Equally compelling, global advertising spend, categorized as in-game advertising, is projected to be valued at $56 billion by 2024. This is our addressable market, and it's massive and growing. Today, our gaming fans generate close to 1 billion monthly impressions driven by over 70 million monthly active players we reach in our metaverse gaming network, operating at scale across the 2 biggest global metaverse game platforms: Roblox and Minecraft.

As we have mentioned on other calls, these metaverse game platforms are places for creation, competition, community and commerce. And this is where Gen Z lives, where they play, the generation living an authentically digital lifestyle. They move fluidly between the digital and physical worlds in their daily lives, a cohesive integration of their online and off-line personas. Gen Z seeks to express their true selves across both worlds and want the brands they support to be aligned with their values and interests.

A metaverse-specific strategy is no longer optional for brands. It has become a requirement for customer acquisition, retention and loyalty. The metaverse creates a space where gamers can be anything they want to be, and so can brands. And the winning brands right now are creating organic ways to play where their target audience plays.

So before getting into the updates on our business, I'll mention some of the financial highlights for the first quarter of 2022. As stated at the start, we reported $3.8 million in Q1 revenue, up 378% yearover-year. Our 3 primary revenue streams each increased significantly with advertising and sponsorships making up 49% of total revenue in Q1. Gross margin for Q1 was 49%, a 4 point increase over Q4 2021 and in line with the target range of a blended 45% to 50%. As of March 31, 2022, we had $7.8 million of cash on hand. And earlier today, we closed on an additional $4 million in financing that, together with earlier announced financing facilities, provide us with adequate capital to deliver on our 2022 growth strategy.

Now for some business updates. As we mentioned in our last call, 2021 was a transformative year for Super League. In the first quarter of this year, we completed the integration of last year's acquisitions and strengthened our metaverse strategy. We are now one Super League, and this is how we present ourselves to brands. The Super League universe, as we call it, is the launchpad for brands in the gaming metaverse. And we're the rocket ship to take them there and guarantee their success. We can say this credibly. We know what it takes to win in the metaverse because this is where we live.

Our universe of games and supporting content network offers a 360-degree solution, a unique entry point for our brand partners like Twitch, MTV and Samsung, to name a few. So let's first talk about how it works, what makes it special. First, we ignite a brand by connecting them to our massive player communities in our own and our partners' existing game environments with compelling end gameplay experiences. And we can go a step further to create custom game worlds dedicated to the brand as well.

Next, we augment the gameplay by extending the brand into our wider network of game worlds through our metaverse ad products, innovative in-game media, including dynamic billboards and 3D interactive characters. This is where our relationship with our game developers is so powerful. Through our suite of developer tools, we empower our creator partners to scale, monetize and optimize their game franchises, and in doing so, further leverage their added reach for our brands.

But we don't stop there. Through our content studio and patented scalable virtual production tools, we extract and shape contagious in-game content from these proprietary game experiences, premium live stream, video on demand and social content for the brands and our own social media channels, further amplified by our accessible pool of gaming influencers, delivering maximum campaign objectives while creating a greater revenue opportunity for ourselves and for our creator partners. The objective for advertisers, what we can deliver right now, is multidimensional and massive gamer world engagement.

So let's look at a real-time example. Our recent activation with MTV's Wild 'N Out, a popular VH1 hiphop and improv show, brought all of these elements to bear. In celebration of their 300th episode, we partnered with their parent Paramount and launched a 3-week long live metaverse game experiment -- experience, reinventing the popular freestyle show within our owned and operated property Minehut. Players were able to freestyle rap, interact with the host Nick Cannon and try out new gaming experiences. And viewers could enjoy the entertainment through our live stream broadcast: for new viewers, an opportunity to introduce to the show; and for existing viewers, a chance to engage with one of their favorite shows in a whole new way through a digital immersive world.

A sample of some of the campaign stats from this integrated program: 4 million, the crossover of our Minehut audience to Wild 'N Out's target demographic; 1.5 million, the number of weekly posts on social media and digital engagements; 618 million, the total readership across 9 key media outlets; and 770,000, the total number of TikTok highlight video views.

So as you can see, Super League's robust product and service suite offers full solutions that deliver optimal objectives: metaverse game creation and integration in existing metaverse games, compelling live stream video on demand and social content, boosted with influencer marketing for further amplifications, all inside of our COPPA-compliant, kid-safe certified universe.

Now before I move into our sales pipeline health and forward revenues, I would be remiss to not comment on some other exciting business developments in Q1. We expanded our innovative ad inventory, introducing a new 3D nonplaying character unit and partnered with Universal's DreamWorks Animation to showcase this immersive 3D ad product for the first time. To promote their feature film, The Bad Guys, we created 3D versions of the 5 main characters that would come to life in front of a player's eyes when the player pass by. Pre-programmed dialogue boxes initiate an exciting and fun conversation. So gamers could start to bond with these colorful new characters ahead of the film's release.

In just the first 4 days of the campaign, the collection of ad units, which included billboards, animated gifts and 3D ads, generated more than 10 million impressions of at least 10 seconds in duration and were seen by more than 2.2 million unique players. More significantly, players self-selected to interact with the 3D characters for more than 42 days of total chat time. Again, that's just over a 4-day campaign, yielding a 62% engagement rate. This rate is substantially greater than the average TikTok engagement rates of sub-20%, which is the highest among social media platforms. In addition, 79% of players responded yes when asked by the 3D characters if they intended to head to the movie theaters to see the newly released movie.

This is worth a pause. Imagine how powerful this is for an advertiser to get that real-time sentiment, feedback ahead of a new product or entertainment release. Imagine Hasbro or Mattel receiving such a clear buy signal ahead of a new toy launch or even a place to safely test concepts before the big R&D dollars have been spent. And in the case of The Bad Guys, these are 5 new characters, brand-new IP that Paramount has aspirations to monetize well beyond film. Young gamers have an interest in engaging not just with beloved known IP but even new intellectual property they have never seen before. It used to be that the studio saw the game as the extension of an entertainment franchise, the afterthought. With gaming being Gen Z's preferred form of entertainment, it is now the place to start. It's where you launch.

Another significant business highlight in the announcement of our network of global selling partners, including our exciting partnership with iHeartMedia. These are 2 facets that are very specific to this relationship with iHeart. First, Super League will provide our metaverse expertise to create iHeartLand, virtual spaces and other fan experiences leveraging iHeart's owned and operated musical concert properties and talent. This is a strategic move by the audio-centric media company to get into the game, leveraging their IP into the gaming metaverse to reach new audiences and new sources of monetization.

Additionally, iHeart joins our fleet of network sales partners, unleashing their 1,500 strong domestic sales force on our premium gaming-centric inventory to complement their audio ad products, an opportunity for them to sell on our behalf to the advertisers with whom they already have deep established relationships. We now have a bench of more than 10 network sales partners globally, covering most of our reach, and have built in the economics to protect our premium quality CPMs and resulting strong margin profile.

So this is a good segue to our top line growth and overall sales pipeline health. I mentioned on our last call that we have a great problem on our hands. We have an exploding amount of premium inventory and couldn't possibly get it into advertisers' hands fast enough on our own. It is about education and awareness that these types of innovative ad products exist and the special experience as well to deliver outstanding performance results. So our network sales partner strategy is vital to augment the efforts of our direct sales team and get our coveted inventory in front of as many advertisers as we can to leave as little uncaptured revenue as we can on the table. And there are other trend lines that give us confidence in this step change year of revenue growth.

First, we continue to see overall deal size of our pursuits growing. Medium pipeline deal size is over

$200,000. And as I mentioned in March, we are chasing several opportunities north of $1 million in value.

In fact, we landed our first, inking a deal with Samsung to support the delivery of Samsung Superstar Galaxy, a 5-week limited event culminating in a finale concert experience with Charlie XCX. Super League assisted in building out the gameplay experience, driving audience through media and influencer reach and will be broadcasting partner to deliver weekly shows and the finale concert to Twitch.

Another sales health factor, repeat buying. In Q1, we saw 90% repeat buyers. Amazing really. Advertisers are satisfied. They're coming back to put more ad dollars to work with us and with bigger bite sizes. And yet the diversity of who we serve is growing as well. In the first quarter, we saw brands like Oshkosh, Tyson Foods, Nike, tapping into our ad products to deliver their campaign goals.

Finally, we're seeing improved sales force efficiency as well. From more revenue per sales person to higher win rates, our growing direct sales team is coming up the curve with greater sell-through without compromising our premium $10 to $25 CPMs and 40% to 50% targeted margin range.

So let's look forward a bit. As I mentioned at the start, we had our best first quarter and beat analyst estimates, and the momentum is carrying over into Q2. So far, we have underpinned over $4 million in Q2 revenue, and we have a good amount of time left in the quarter. And as we know, the first half of the year is our lower revenue period due to the seasonality in advertising spend. So I'm happy to say, regardless of the economic conditions impacting so many industries and companies out there, that we expect another record quarter in Q2, and we reaffirm our expectation for 2022 annual revenue in the range of $20 million to $22 million.

At this point, I'll turn the call over to our CFO, Clayton, who will review our first quarter financial results, after which I'll come on with -- back on with some closing remarks. Clayton?

Clayton J. Haynes

Chief Financial Officer

Thank you, Ann, and good afternoon, everyone. Jumping right into our strong first quarter 2022 results. As summarized in our earnings release filed this afternoon, first quarter 2022 revenues were $3.8 million compared to $788,000 for the first quarter of 2021. The 378% increase was driven by strong increases for all 3 of our primary revenue streams, including advertising and sponsorships, content sales and direct-toconsumer revenues.

Advertising and sponsorship revenues, which includes direct sales advertising and brand sponsorships as well as programmatic display and video advertising revenues, increased 328% to $1.9 million and comprised approximately 49% of revenues for the first quarter of 2022 compared to 55% in the first quarter of 2021. The increase in revenues is primarily due to a 189% increase in our direct sales advertising revenue-generating customers driven by our growing premium in-game and in-stream advertising inventory and a 48% increase in the average revenue per customer.

Content-related revenues increased 384% over the prior year quarter to $1.4 million and accounted for approximately 37% of revenue for the first quarter of 2022 compared to 37% of revenues in the prior year quarter. Content sales revenue is generated in connection with our curation and distribution of e-sports and entertainment content for our own network of digital channels and our media and entertainment partner channel. This includes the syndication and licensing of original programming content, usergenerated content, including online gameplay and gameplay highlights, technology and the creation of content for third parties utilizing our content studio remote production and broadcast technology.

The increase in content revenues for the first quarter of 2022 was primarily driven by an increase in our live stream, remote production, broadcast, gameplay and technology development-related content sales activities, including broadcast and gameplay projects with Twitch Interactive and Aftershock Media Group.

Direct-to-consumer revenues, which consists of sales of digital goods and subscriptions across our owned and operated Minehut digital property and our Mineville and Pixel Paradise, official Microsoft Minecraft servers, rose 692% to $507,000 and accounted for approximately 13% of revenues for the first quarter of 2022 and 8% in the prior year quarter.

First quarter 2022 cost of revenues increased to $1.9 million compared to $342,000 in the comparable prior year quarter. The increase was primarily due to the significant increase in related revenues in the first quarter of 2022 compared to the prior year quarter. As a percent of revenue, gross profit in the first quarter of 2022 was 49.3% compared to 56.6% in the prior year quarter. This reflects a 4 point or 10% improvement versus Q4 2021 as the company absorbs and further optimizes lower-margin advertising inventory as a result of acquisitions in 2021. The company expects gross margin to hold in the target range of 45% to 50% in future periods, reflective of the company's premium advertising model.

Moving on to OpEx. Total operating expenses in the first quarter of 2022 were $9.8 million compared to $5.1 million in the comparable prior year quarter. The increase was primarily due to an increase in personnel costs associated with our 2021 acquisition and noncash amortization of intangible assets acquired in connection with our 2021 acquisitions. To a lesser extent, the increase also includes higher cloud services and other technology platform costs, reflecting the expansion of activities in connection with our fiscal year 2021 acquisitions and the continued surge in engagement across our digital properties.

Noncash amortization of intangible assets for the first quarter of 2022 totaled $1.3 million compared to $242,000 in the first quarter of 2021. In addition, noncash stock compensation charges for the first quarter of 2022 totaled $1.1 million compared to $411,000 in the first quarter of 2021.

On a GAAP basis, which includes the impact of noncash charges and credits, net loss in the first quarter of 2022 was $7.9 million or $0.21 per share compared to a net loss of $4.6 million or $0.23 per share in the comparable prior year quarter. Excluding noncash stock compensation charges and noncash amortization of intangibles, our pro forma net loss for the first quarter of 2022 was $5.5 million or $0.15 per share compared to $4 million or $0.26 per share in the comparable prior year quarter. The change primarily reflects the significant increase in top line revenues and gross profit and the expense-related relationships and fluctuations described earlier.

The weighted average diluted share count for the first quarter of 2022 was 36.8 million compared to 19.8 million for the first quarter of 2021.

As disclosed in our earnings release and 8-K filed with the SEC this afternoon, pro forma net income or loss is a non-GAAP measure that we believe investors can use to compare and evaluate our financial results. Please note that our earnings release contains a more detailed description of our calculation of pro forma net loss as well as a reconciliation of pro forma net loss with the most directly comparable financial measures prepared in accordance with U.S. GAAP.

Looking at the balance sheet. As of March 31, 2022, we reported $7.8 million in cash, $10.7 million of working capital and total shareholders' equity of $83.8 million. Consistent with our outlook discussed during our Q4 2021 earnings call, our average monthly net cash burn rate for 2022 based on plan is expected to be in the $1.7 million range as we continue to focus on and control costs in connection with our commitment to reducing costs and improving the bottom line.

As previously disclosed, to strengthen our liquidity, in March of this year, we entered into an equity line of credit facility with Tumim Stone Capital, where we have the right but not the obligation to sell up to 7.3 million shares of common stock, subject to the terms of the underlying agreement as previously filed with the SEC.

In addition, today, the company entered into a securities purchase agreement with certain institutional investors, providing for the sale and issuance of a series of convertible notes in the aggregate original principal amount of $4.3 million, of which 8% represents an original issue discount. The convertible notes will accrue interest at a guaranteed annual rate of 9% per annum, mature 12 months from the date of issuance and are convertible at the option of the investors into the company's common stock at a conversion price of $4, subject to the terms of the underlying agreement.

We believe that today's closing of an additional $4 million in financing, combined with the equity line of credit and earlier announced financing facilities, provides the company with the ability to deliver against our 2022 growth strategy.

This concludes my prepared remarks. Thank you for joining us today. I will turn the call back over to Ann for some closing remarks. Ann?

Ann Hand

CEO, President & Chair of the Board

Thanks, Clayton. So to recap, the strong operating momentum of the first quarter has created a solid foundation for achieving our growth expectations for 2022. We're laser-focused on execution to monetize our sought-after ad inventory. And given the unusually tough market environment facing public companies, we're committed to not just delivering the top line but also identifying further cost levers to narrow our operating losses faster.

But again, I must reiterate, despite this challenging economic environment, we are on plan for a breakout year of growth. We aren't just taking advertisers into the metaverse. We're taking you, our committed investors, there as well. And as you will hear me say again and again, we are well positioned to take you there because it's where we live, where we've already established a massive audience now with massive growth ahead.

And so with that, Clayton and I are happy to take your questions. Ashley?

Question and Answer

Operator

[Operator Instructions] And our first question will come from Scott Buck with H.C. Wainwright.

Scott Christian Buck

H.C. Wainwright & Co, LLC, Research Division

It looks like you have another quarter of a nice step forward on the content revenue. Should we view this as the new run rate? Or are there some kind of one-off items in there that made this quarter look particularly strong?

Ann Hand

CEO, President & Chair of the Board

Yes. Definitely, what we love about both our content and technology revenue stream as well as our directto-consumer stream is they offer a nice smoothing out of the inevitable seasonality with ad revenues. And we did have some repeat business specifically with Twitch, who has been a long-serving content partner in the back half of last year coming through in 1Q. We continue -- expect to continue to see that come through. And as well, we booked a pretty significant technology, licensing and piece of work that we had done for Verizon, which was a one-off client. And so those are the 2 kind of primary kind of customers that you're seeing there. Twitch is recurring. Verizon is not.

Scott Christian Buck

H.C. Wainwright & Co, LLC, Research Division

Okay. That's very helpful, Ann. And then that leads me to gross profit margin. Is that mix driven in the quarter? I mean I know you guys reiterated the 45% to 50% on the year. But just curious, again, we had a nice -- real nice step forward in the quarter. I just want to make sure I'm thinking about it the right way for the remainder of the year.

Ann Hand

CEO, President & Chair of the Board

Yes. I mean the nice thing is that we target that type of margin range across all 3 of our revenue streams. And so we don't have one revenue stream necessarily dragging down the others from a blended perspective. Certainly, what we've talked about on prior calls is that last year, we were hitting north of 50% in the early part of the year. And then as we got through the acquisitions, it just took us a little bit of time to absorb the new ad inventory through the acquisitions and to reset those rate cards so that we could walk those ad products up to that same kind of 45% to 50% range.

And so I think investors should be really happy to see that we identified that opportunity to walk it up since 3Q. And we've done it, about 4 points in 4Q and then another 4 points here in 1Q. So now we're hitting that nice strike range.

I do caution that the reason we say 45 to 50 is really to your question, these things do fluctuate. Sometimes we're going to chase bigger deals. And maybe we're willing to take on a little bit lower of a margin just because it's a big deal. Maybe it's an opportunity to kind of create a tentpole event with a brand we've been chasing for some time because we know there's a lot of follow-on afterwards. But again, the objective of the company across all 3 revenue streams is staying in that 45% to 50% range.

Scott Christian Buck

H.C. Wainwright & Co, LLC, Research Division

Great. That's very helpful. And then last one for me. I'm just curious on the additional capital. Are there specific initiatives you're looking at to use that money for? Or is it more broadly just working capital to continue to run and grow the business?

Ann Hand

CEO, President & Chair of the Board

Yes, it's really both because if you think about it, I mean, we took on a pretty bold goal to more than double our revenue relative to last year. And so this is opportunities for us to deliver that plan and also to opportunistically grow beyond it, whether it be organic or inorganic. So we've done a lot of good work at what would it take for us to, at a minimum, hit the numbers we promised and also what would it take for us to hit it out of the park beyond that. And we feel that right now, between the $4 million and the other earlier announced financing facilities that we have available to access to at our own discretion, we are in great shape from a capital perspective.

Operator

[Operator Instructions] Your next question comes from Jack Vander Aarde with Maxim Group.

Jack Vander Aarde

Maxim Group LLC, Research Division

Okay. Great. Congrats on the solid results and reiterated strong guidance. I'm just going to follow up just to understand. I'm juggling half a dozen earnings calls tonight. So I just want to be crystal clear on the capital and liquidity situation. So you finished the quarter with $7.8 million in cash and no debt and say you announced a $4.3 million convertible note and 9% interest. It sounds like you're confident this gives you enough runway to execute your business growth objectives for 2022. But I just want to be absolutely sure. Is that -- do I understand that correctly with this convertible note you expect it to get you through 2022 while still fueling all the growth funnels?

Ann Hand

CEO, President & Chair of the Board

Yes. I mean the good news for us is in the second half of the year is when we deliver more of our revenues, right? And we don't really see our costs going up exponentially relative to those revenues. We have invested in the team and the infrastructure that we need to deliver that full year plan. And so the good news is, as we start to deliver that heavier weight of revenues in the back half of the year, that certainly lessens the net burn and lessens the kind of cash we have to put out to chase those revenues.

But what I would say is, keep in mind, we do have other opportunities to pull in capital opportunistically if our stock moves in the right direction, right? So we do have access to the e-lock that we announced a couple of months ago as well as an ATM. And so we're just going to really try to smartly work with the $4 million, the ending cash balance we talked about in March, the $4 million that we brought in today, focus on that exceptional back half performance that we expect to be able to deliver. And then if needed, if an opportunity arises, we can tap into those facilities, again, just to take advantage of any opportunistic runs that could happen as we wait for these public markets to kind of come back around.

Jack Vander Aarde

Maxim Group LLC, Research Division

Okay. Crystal clear. I appreciate the color there. And then I just want to switch gears to a question that I want to highlight more than anything -- or topic. I believe you said you had 90% of your revenue from repeat buyers. And recently, you won your first $1 million deal -- $1 million-plus deal with Samsung, which is excellent to hear. You said you're chasing several other $1 million deals. So here's a couple of questions here. The Samsung deal, was that won in the first quarter or the second quarter? And then can you provide more color on the several other million-dollar deals and when those might close? Are those incremental to guidance? Are they baked in the guidance? That's all.

Ann Hand

CEO, President & Chair of the Board

Yes. And I'll probably read another kind of question into where you started, which is 90% of the deals won, the absolute #1 deals, not the dollars, are repeats. So that could be a game publisher who maybe launched a game with us in 4Q, maybe put a couple of hundred K to work with us in 4Q. And now as they're doing follow-on campaigns, they're coming back. And maybe it's a smaller amount. It could be $50,000 $75,000, but it's extensions of the campaign. So we count that as a repeat buyer. So keep in mind, we could be seeing our deal sizes continue to grow and still see that we have both more people buying from us and also at the same time still have those really strong repeat percentages as well because a lot of that has to do with the stage they're at in the campaign.

As far as your question about Samsung, that is a campaign that launched on Friday, the 13th in May, so just last week. And as I mentioned, that's a 5-week run. So that will be a recognizable revenue for 2Q. That said, it's a deal that when we spoke on the last earnings call, it was in pursuit. So when I spoke about the 7-figure deals we were chasing, that was certainly one that we were actively in conversations around.

What I do think is an interesting, though, trend line is that sometimes in the early days for us, these 7figure deals, it was really almost a business development activity. Some of these could take months to kind of curate to even get them into 6-figure range because they weren't really coming from the agency or the ad side of the house or the campaign side of the house. They were more coming from kind of the business development side corporately.

And what shifted now is because we have so many different exciting ad products and services to put in front of advertisers, it's pretty consistent that we're seeing RFPs coming over the wall and they're $400,000, $500,000 deals. And we have more than enough in that kind of 360 suite of offers to say, we're going to build you a metaverse game world. Oh, by the way, we're going to augment it with great media products and other metaverse games. We're going to extract content, and we're going to give you compelling content for live stream and social. We're going to work with influencers to make the deal even bigger and richer to deliver those campaign goals.

So the RFPs were always out there that were bigger. It's -- the difference is now we have a really differentiated suite and diverse suite of products that we can chase them, and we can deliver the whole program solely as one Super League. And that's the reason that the kind of game has changed.

And just to close on that question, I'd say usually, if we're chasing a deal that's north of $1 million, it's tapping into all that capability, or at least kind of 3 out of 4 of those buckets. So the buckets again are we're building a game world for you, either inside one of our existing games, or we're building you a dedicated game.

The second bucket is that we are then blasting, giving you further coverage by dropping your IP into more games beyond the custom one we built for you through those innovative ad products I talked about, the dynamic billboards, the 3D characters.

The third thing we're doing is you're paying us to create really compelling content, extract and game content out because you want more than just players. You want viewers and excitement to be built around whatever this campaign is you're driving.

And then the fourth bucket is always kind of the icing on the cake as we work with our accessible pool of talent, these influencers, to then grab more dollars off the shelf of the campaign and further augment that viewership and that reach because that really creates the virtuous circle that makes us as a single solution point for the advertiser. The more we can shout out with a megaphone and let viewers see this exciting real-time game content, we're driving them back into the funnel to check out those game worlds and become players as well. Those players generate content, content we extract out, shout it down the megaphone and drive them back.

And that's why when I talk about things like we can guarantee an advertisers' success, it's because we control the full loop. We kind of control the full life force, ensure the game play is compelling, the content is compelling and that both players and viewers are engaged and coming back for more.

Jack Vander Aarde

Maxim Group LLC, Research Division

Fantastic color there, Ann. It sounds like there's a lot of good things happening. I appreciate the update, and I'll hop back in the queue.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Ms. Hand for closing remarks.

Ann Hand

CEO, President & Chair of the Board

Thank you, Ashley. Well, we'd like to thank everyone for listening to today's call. Clayton and I will be at the Needham Tech Conference this Wednesday with a fireside chat presentation scheduled for 1:30 p.m. Eastern Time. Also, I'll be at the H.C. Wainwright Global Investment Conference in Miami on May 25.

We look forward to speaking with you again when we report our second quarter results in August. Please reach out to our Investor Relations team at Gateway if you have any other questions. And with that, we wish you a great evening.

Operator

Ladies and gentlemen, this does conclude today's conference. You may disconnect your lines at this time. Thank you for your participation.

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